Exhibit 35.1

Servicer Compliance Statement of Nissan Motor Acceptance Corporation

NISSAN MOTOR ACCEPTANCE CORPORATION

OFFICER'S CERTIFICATE

The undersigned, Mark Kaczynski, President and Chief Executive Officer of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as such corporate officer, as follows:

(1)           The undersigned has caused a review of the activities of the Company, in its capacity as Servicer, during the period June 18, 2014 through March 31, 2015 (the “Reporting Period”), and of its performance pursuant to the Servicing Agreement, dated as of March 1, 1999, as amended and as supplemented by the 2014-A SUBI Servicing Supplement, dated as of June 18, 2014 (as supplemented, the “Agreement”), by and among Nissan-Infiniti LT, as titling trust, NILT Trust, as UTI beneficiary, and the Company, as servicer, to be conducted under his supervision; and

(2)           To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

This Officer’s Certificate is being furnished pursuant to Item 1123 of the Securities and Exchange Commission’s Regulation AB for publicly-issued asset-backed securities.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 26th day of June, 2015.

                          /s/ Mark Kaczynski_________________
                         Mark Kaczynski
                         President and Chief Executive Officer